EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-107519) of DiCon Fiberoptics, Inc. of our report dated May 15, 2006 relating to the consolidated financial statements of DiCon Fiberoptics, Inc. and the financial statement schedule, which appears in this Form 10-KSB.

/s/ Burr, Pilger & Mayer LLP
San Francisco, California
June 28, 2006